As filed with the Securities and Exchange Commission on January 3, 2005


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 --------------

                       DAEDALUS HEALTH INFORMATION SYSTEMS

                                  INCORPORATED

                                 --------------


                          Virginia        8099     37-1481864
                 (State of Incorporation) (SIC) (Employer I.D #)



                              8305 Richmond Highway
                           Alexandria, Virginia 22309
                                 (703) 360-5700
                              (703) 360-1974 - fax
                   (Address and telephone number of principal
               executive offices and principal place of business)

                         Edward A. McCulloch, President
                              8305 Richmond Highway
                           Alexandria, Virginia 22309
                                 (703) 360-5700




        Approximate date of commencement or proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]




                         CALCULATION OF REGISTRATION FEE




-------------------- ------------------ ------------------ -------------------- --------------
Title of each class         Dollar           Proposed        Proposed maximum
of securities to be        amount to     maximum offering   aggregate offering   Registration
   registered           be registered    price per unit          price               fee

Common stock,
$0.001 par value      3,000,000 shares          $2.50             $7,500,000      $882.75(1)
per share
-------------------- ------------------ ------------------ -------------------- --------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
























_____________
(1) Paid.

                             Preliminary Prospectus
                              Subject to completion

                       DAEDALUS HEALTH INFORMATION SYSTEMS
                                  INCORPORATED
                                   "Daedalus"

                        3,000,000 Shares of Common Stock


         This is our initial public offering and no public market currently exists for our shares. We cannot guarantee that any market will develop for our shares. We will apply for listing on the over-the-counter Bulletin Board under the symbol "DHIS".

         The Daedalus shares involve a high degree of risk. You should carefully consider the information appearing under the caption Risk Factors, on page 7.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus is December 28, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................5

RISK FACTORS ..................................................................7

USE OF PROCEEDS ...............................................................9

DETERMINATION OF OFFERING PRICE ..............................................10

DILUTION .....................................................................10

DIVIDEND POLICY AND MARKET DATA ..............................................11

PLAN OF DISTRIBUTION .........................................................12

CAPITALIZATION ...............................................................13

LEGAL PROCEEDINGS ............................................................14

DIRECTORS, EXECUTIVE OFFICERS,

PROMOTERS AND CONTROL PERSONS ................................................15

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT .............................................19

DESCRIPTION OF SECURITIES ....................................................20

INTEREST OF NAMED EXPERTS AND COUNSEL ........................................22

DISCLOSURE OF COMMISSION POSITION

OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ............................23

ORGANIZATION WITHIN LAST FIVE YEARS ..........................................24

DESCRIPTION OF BUSINESS.......................................................25

MANAGEMENT'S DISCUSSION AND ANALYSIS

OR PLAN OF OPERATION..........................................................35

DESCRIPTION OF PROPERTY ......................................................37

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...............................37

EXECUTIVE COMPENSATION........................................................38

SHARES ELIGIBLE FOR FUTURE SALE...............................................40

LEGAL MATTERS.................................................................40

EXPERTS.......................................................................40

FINANCIAL STATEMENTS..........................................................41

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE........................................42

                               PROSPECTUS SUMMARY


   This following summary highlights selected information contained elsewhere in this prospectus. Prospective investors should read the entire prospectus carefully.

         Organization and Business of Daedalus. Daedalus Health Information Systems, Inc. is a regular "C" corporation, incorporated under the laws of the Commonwealth of Virginia, in September 2003.

         Daedalus is devoted solely to the development of the National 922 health information gathering, processing, and dissemination system--including related applications using its information processing backbone--which was designed to operate as a continuously-available, telephone-based national health information reporting, assessment, and advisory system to accomplish two primary objectives: provide service to the individual caller and to provide situational awareness to health practitioners, first responders, public health officials, and decision-makers at all levels of government. The objective of National 922 is to permit informed response by the public sector, create public confidence, and maximize public and private health care resources. 922 is being proposed to individual state authorities as Star(*) 922 and an abbreviated version--922-4-FLU--was developed to collect influenza statistics and provide personal health advisories.

         In addition to developing the National 922 system that applies to civil preparedness, disaster response, and everyday health, the 922 information gathering, processing, and dissemination system will support related activities. For example, Daedalus developed a private sector initiative called ElderCare, which is a telephone-based system for providing telephonic monitoring for a portion of our Senior population who are able to live alone--or in semi-private settings--in which they can care for themselves, but require reminders or someone to check on them periodically.

         The core National 922 system is intended for operations as a public-sector program with a standards-based, open architecture that will permit access by all those within government, research, and academia who have a legitimate interest in various aspects of public and private health operations. Any private-sector, commercial, or revenue-generating activity related to the National 922 system will remain within the purview and control of Daedalus.

         Daedalus has assembled a capable team of project partners and technology providers. Additionally, Daedalus has made every effort to ensure that 922 is complementary to the architecture of existing and emerging public health information reporting systems, thereby ensuring that the data produced by 922 will be easily integrated with those systems.

         The Offering. Daedalus is Offering 3,000,000 shares of common stock at an Offering Price of $2.50 per share. There is no minimum number of shares to be sold in the offering. No underwriting arrangements for the Offering exist. The proceeds of the sale of the company's common stock will be available directly to Daedalus. Daedalus' plans are to use the proceeds from this Offering to fund activities to promote its various projects toward implementation, including marketing and sales, advertising, staffing, expansion through acquisition, and general working operations.

         Risks. In addition to those risks that are common to all business undertakings and investments, Daedalus' unproven--and unprecedented--health information systems may present difficulties with acceptance and implementation of the Daedalus development plans.

         Public Ownership of Daedalus. Daedalus' management and board of directors decided that public ownership is consistent with, and would best support, Daedalus' strategic business development plan.


                Daedalus Health Information Systems, Incorporated
                              8305 Richmond Highway
                         Alexandria, Virginia 22309-2348
                                 (703) 360-5700
                               (703) 360-1974-fax
                            info@daedalusproject.com

                                  RISK FACTORS


         This investment has a high degree of risk. Before you invest, you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results, and financial condition could be harmed. This means that you could lose all or a part of your investment.

         We have incurred losses since our inception and expect to incur losses for the foreseeable future.
         We have not yet achieved profitability and we cannot give assurances that we will achieve profitability within the foreseeable future as we fund operating and capital expenditures in areas such as establishment and expansion of markets, sales, marketing, and advertising. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

         We have not demonstrated, implemented, and sold any of our principal projects and we may not be able to do so or to achieve profitability.
         Daedalus is a new company without a proven track record. Daedalus was formed in September, 2003. Our ability to demonstrate, implement, and sell our health information systems or to achieve profitability is unproven.

         We have a limited operating history upon which to evaluate our business.
         We have limited operating history and limited assets. Our limited financial resources are significantly less that those of other companies in our industry. There can be no assurance, however, that the implementation of the overall business plan developed by the management will result in sales or that if it does result in sales, that such sales will necessarily translate into profitability. Failure to properly develop our plan of expansion will prevent us from generating meaningful product sales.

         We lack sufficient capital to finance our operations, we may not be able to commence implementation of our principal products.
         Daedalus requires a minimum of $85,000 - $125,000 per month for the next six months to meet its projected level-of-effort expenditures. If we do not raise this needed capital, Daedalus will not be able to sustain its operations and the business will fail.

         Daedalus'  health   information   reporting  systems  have  never  been
implemented or employed in the field; they are unproven and may not be successful.
         Daedalus' business is a venture into aspects of health information reporting, assessment, and advice, which is new, unproven, and has not been attempted previously. There is no assurance that Daedalus will be successful in its business development approach nor that its projects will gain sufficiently broad public and private acceptance to produce profitability.

         If we do not obtain contracts in support of our projects, we will not have any significant sales revenues and will not be profitable.
         Daedalus does not have any firm contracts to demonstrate or implement its projects. Daedalus' profitability depends largely upon the utilization of the 922 information gathering, processing and dissemination system, and its adaptations, by local, municipal, state, or federal governments. We cannot provide assurance that contracts will be received by Daedalus from either public or private sector organizations in the foreseeable future.

         Unless a market for Daedalus common stock develops, an investor in our shares may not be able to sell his or her stock.
         There is no public market for the common stock of Daedalus. Further, there is no assurance that an active public market will develop for Daedalus' stock.

         If  we  are  unable  to  retain   management  and  other  personnel  to
effectively achieve and manage our growth, our operations may be significantly impacted or curtailed.

         In order to meet our business development objectives, Daedalus will have to expand its operations significantly. That growth will also place significant demands upon our management and other resources which, given the expected future growth, is likely to continue. In order to manage that growth, Daedalus will have to attract, hire, and retain highly skilled and motivated officers and employees and improve existing systems for: sales and sales management; operations and financial management; and, training, integration, and management of the growing employee base.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. Certain statements contained in this prospectus and other written materials and oral statements made from time to time by us do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" that provide current expectations or forecasts of future events. Such statements are typically characterized by terminology such as "believe", "anticipate", "should", "seek", "intend", "plan", "will", "expect", "estimate", "project", "strategy", and similar expressions. Our forward-looking statements generally relate to the prospectus for future sales of our products, the success of our marketing activities, and the success of our strategic marketing relationships. These statements are based upon assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including the following:

         o our ability to achieve profitable operations and maintain sufficient cash to operate our business and meet our liquidity requirements;
         o our ability to obtain financing, if required, on terms that are acceptable to us, if at all;
         o        the success of our research and development activities;
         o our ability to successfully attract strategic partners and to market both new and existing products and services;
         o        exposure to lawsuits and regulatory proceedings;
         o        our ability to protect our intellectual property;
         o        governmental laws and regulations affecting our operations;
         o our ability to identify and complete diversification opportunities; and,
         o the impact of acquisition, divestitures, restructurings, and other unusual items.

         A further list and description of these risks, uncertainties, and other matters can be found elsewhere in this prospectus, including under the caption "Risk Factors". Except as required by applicable law, we undertake no obligation to up-date any forward-looking statements, whether as a result of new information, future events, or otherwise.


                                 USE OF PROCEEDS


         The proceeds from the sale of 3,000,000 shares of Daedalus' common stock will be available directly to the company. At the assumed public offering price of $2.50 per share, Daedalus will receive approximately $7,350,000, after deducting estimated Offering expenses. Daedalus is offering all the shares on a best-efforts basis, and there is no guarantee that any number of shares of common stock will be sold.

         The following table sets forth our intended application of the net proceeds available from the Offering:

         Marketing and sales                                  $ 1,100,000

         Engineering                                          $   600,000

         Project demonstration                                $   350,000

         Acquisition                                          $ 3,750,000

         General working capital                              $ 1,550,000

                  Total                                       $ 7,350,000

         Although the preceding table demonstrates our intended use of proceeds from the offering, there can be no assurance that we will be successful in generating projected internal growth. In the event we do not experience the projected need for capital in one or more areas of its operations, we intend to reallocate the proceeds from the offering among the areas listed in the table.

                         DETERMINATION OF OFFERING PRICE


         Prior to this offering, there has been no established public market for our common stock. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by Daedalus' management and do not bear any relationship to assets, earnings, book value, net worth, actual results of operations, or any other established objective investment criteria. There is no relationship between the offering price of the common stock and our assets, earnings, book value, or any objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price for the shares.


                                    DILUTION


         If you invest in Daedalus' common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro-forma as adjusted net tangible book value per share of our common stock immediately after this offering. Pro-forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of __________, which will occur upon completion of the offering.


                         DIVIDEND POLICY AND MARKET DATA


Dividends
         Daedalus has not paid any cash dividends on its common stock and does not expect to pay dividends for the foreseeable future. Daedalus intends to re-invest any profits that may be earned into Daedalus' business. Any future payments of dividends, and the amount thereof will be dependent upon Daedalus' results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by management and the Board of Directors.

Market Data
         Daedalus' common stock has not traded on any market and, thus, has no trading history. Daedalus intends to have its common stock quoted on the Over-the-Counter Bulletin Board.

                              PLAN OF DISTRIBUTION


         Daedalus intends to market its shares directly through the company's directors, officers, and associates. We will provide a copy of the prospectus to potential investors. In addition, we intend to conduct formal and informal presentations to discuss Daedalus' business. All communications regarding the offering will be coordinated and authorized by Edward A. McCulloch, President of Daedalus. Dr. McCulloch will also preside over informational meetings with potential investors.

         Daedalus' associates and other organizers may also assist in the offering process by providing names of potential investors, responding to routine inquiries regarding the offering terms, participating in the informational meetings, and engaging in follow-up communications. These associates and organizers will not receive commissions or other compensation in connection with these activities.

         None of our associates and organizers who will participate in the offering is employed by, or has had within the last twelve months, direct or indirect control relationships with a securities broker or dealer. Each performs substantial duties on our behalf that do not involve the offer or sale of securities, and none has participated in any sales of our securities for the past twelve months. Based on these factors, we are relying on the exemption from broker/dealer registration provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, for the participation of our organizers in this offering on the terms described in this prospectus. We also believe, based upon those factors, that our associates and organizers are not "underwriters" for purposes of federal securities laws. If they are determined to be such, however, we will indemnify them against any liabilities or expenses they may incur as a result of their selling efforts in the offering.

         The offering is not underwritten. We will sell and offer our common stock on a best-efforts basis through Dr. McCulloch, and may also utilize other executive officers, associates, and organizers to offer our common stock, subject to compliance with applicable federal and state securities laws. In addition, we may offer and sell our common stock through broker-dealers in certain states where our executive officers, associates, and organizers are not currently licensed under the applicable state securities laws to offer and sell our common stock. No person will receive any commission or other compensation in connection with these activities, including for soliciting sales of our common stock in the offering. However, we will reimburse reasonable out-of-pocket expenses incurred by these persons in connection with the offering.

                                 CAPITALIZATION


         The following table sets forth the capitalization of Daedalus as of November 30, 2004 and our pro-forma capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of shares in this offering. This table should be read in conjunction with the Financial Statements and notes, when completed.

Stockholders Equity                                       Actual     As Adjusted
-------------------                                       ------     -----------

Preferred Stock, $1.00 par value,
10,000,000 shares authorized,
 1,000,000 Series A issued and outstanding              $1,000,000   $1,000,000
 1,400,000 Series B issued and outstanding               1,400,000            0
 1,000,000 Series C issued and outstanding               1,000,000    1,000,000
 1,000,000 Series D authorized and designated,
    333,200 of which is issued and outstanding           1,000,000      666,800


Common Stock,
100,000,000 shares authorized
  20,000,000 issued and outstanding before registration;
  an additional 3,000,000 upon full subscription,
  and an additional 2,100,000 upon conversion
    of Series B preferred stock                             20,000       25,100
Additional paid-in capital                                            7,497,000
Accumulated deficit                                             to be determined

        Total Capitalization



                                LEGAL PROCEEDINGS


         None of Daedalus' directors, or executive officers have been involved in any legal proceedings related to bankruptcy; criminal proceedings; orders, judgements, or decrees; have been found in violation of federal or state securities or commodities laws; or, any other act requiring reporting as defined by reference.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


Board of Advisors and Board of Directors.
         Daedalus by-laws provide that the board of directors shall consist of not less than one and not more than 12 persons, the exact number to be determined from time to time by the board. Since incorporation, Edward A. McCulloch has served as the sole director of Daedalus and remains the only director to date.

         Daedalus formed an informal board of advisors to guide it through the developmental stage of the 922 project and its related applications. That experience has been positive. Upon successful funding for any of the 922-related projects, Daedalus intends to invite some of the members of the advisory board to serve on the board of directors along with experts from other public and private-sector areas including emergency medicine, health information, public health, civil preparedness, disaster response, telecommunications, and homeland security. Daedalus' intent is to form a board of directors consisting of individuals who are committed both to Daedalus' vision and product offerings.

         Directors will be elected each year at the annual shareholders meeting.

Executive Officers
         The executive officers are elected by the board of directors and hold office at the board's discretion. Following is a summary listing of the Executive Officers of Daedalus, providing their names, ages, and positions.

         Name                      Age      Position

         Edward A. McCulloch       61       President, Chief Executive Officer

         Patricia E. Nayar         35       Vice President, Secretary-
                                            Treasurer, and Controller

         Roscoe A. Swann           69       Vice President, Business Development

         Marilyn Wilson            49       Vice President, Marketing


         Term of office. All current officers and directors serve until the next annual meeting of shareholders or until they are elected and qualified. Each executive officer and director of Daedalus holds office until a successor is elected, or until the earliest of death, resignation or removal. All officers serve at the discretion of the Board of Directors.

         Family   relationships.   There  are  no  family   relationships  among
directors, executive officers, or employees of Daedalus.

         Other directorships held in reporting companies. None of Daedalus' directors hold other directorships in reporting companies.

         Business   experience.   Following  are  biographical   summaries  that
highlight the business experience of Daedalus' executive officers and directors during the past five years.

         Background of Director and Executive Officers.

                  Edward A.  McCulloch,  President,  Chairman,  and  founder  of
         Daedalus Health Information Systems, Inc., has experience in development and management of private and public sector organizations, both foreign and domestic, involving concept and product development, strategic planning, research and development, test and evaluation, and commercialization.

                  Dr. McCulloch has private-sector experience within the field of international business planning and development, marketing, and commercialization, with particular emphasis upon those areas requiring a strong scientific and technical background, including joint ventures and strategic partnerships with foreign organizations. Dr. McCulloch has concentrated upon the development of population-related projects, particularly those involving critical, non-discretionary products, processes, or technologies that bear a direct relationship to population size and growth.

                  For the past five years, Dr. McCulloch has been directly involved in the operation of The Daedalus Project, Inc., which developed and demonstrated its patented material for low-cost structures, the demonstration of an emergency isolation and treatment system under a federally-funded project, and was directly involved in a private port development project in Egypt.

                  Dr.  McCulloch  has  a BS in  Finance  from  California  State
         University, Long Beach, an MA in International Relations and a Doctorate in Planning and Development Studies from the University of Southern California.

                  Patricia E. Nayar, Vice President, Secretary-Treasurer, and Controller, has been a principal in The Daedalus Project, Inc. since 1997. Ms. Nayar is a Chemical Engineer with experience in the management of all facets of the company, with particular emphasis upon financial management, planning, and project development.

                  In addition to her domestic responsibilities for Daedalus, Ms. Nayar established, and is the Managing Director of, Daedalus Construction, Inc., a Philippine-based affiliate of Daedalus formed for the purposes of contracting with the Philippine Housing and Urban Development Coordinating Council. Under her direction, the Daedalus Building System(TM) received accreditation under AITECH, the Philippine program of Accreditation for Innovative Technologies for socialized and low-cost housing programs. She was instrumental in Daedalus receiving an Innovation Award from Virginia's Center for Innovative Technology for Daedalus' structural material and in Daedalus receiving a patent for that material.

                  Ms. Nayar has a B. S. in Chemical Engineering, with a minor in Chemistry, from De La Salle University, Republic of the Philippines, 1990, with considerable progress toward an MBA in Marketing/Management at Ateneo Graduate School of Business, RPI.

                  Roscoe A. Swann, Vice President for Business Development, has concentrated upon project development, marketing, and sales of Daedalus Project's innovative building materials to construct affordable housing worldwide and providing solutions to other population driven problems.

                  Prior to assuming his present responsibility, he was Director, Supplier Diversity, for the National Railroad Passenger Corporation (Amtrak), a position from which he retired in September 2001. He is the Owner and President of Swann Consulting Services, a small minority business providing management consulting services.

                  Mr. Swann retired from the U. S. Army in 1987 as a Colonel after serving thirty years, and holding various command, staff, and diplomatic positions.

                  In the private sector, Mr. Swann has actively supported organizations that promote the development and use of minority and women-owned businesses. He was on the Corporate Advisory Board of the Latin American Management Association, a member of the Minority Affairs Committee of the American Public Transit Association, and served on the DC Small Business Incubator Council. He was also affiliated with the Minority Supplier Development Council network, Conference of Minority Transportation Officials, National Association of Women Business Owners, National Association of Minority Contractors, Dialogue on Diversity, Organization of Chinese Americans, MBDA's MED Week planning committee, and several Chambers of Commerce.

                  Mr. Swann holds a Master's Degree in Business Administration and a Bachelor of Science in Physics and Mathematics and is active in a variety of civic and professional organizations.

                  Marilyn Wilson, Vice President for Marketing, has a background in communications, concept and project development, research, and planning.

                  Ms. Wilson is a principal in the development of Daedalus' National 922 project, where she is involved in the management of all facets of implementation, including strategic planning and marketing of the project. Her direct contribution has provided exposure for the project that includes presentations to the White House office of domestic policy and Homeland Security Council, the Department of Health and Human Services, the Congress, and the Centers for Disease Control and Prevention.

                  Ms. Wilson has been instrumental in the development of National 922 concepts related to civil preparedness and disaster response, and for the identification of private-sector applications utilizing the information processing backbone of the project. She has also been directly involved in the creation of the company's business and marketing plans as well as its presentations.

                  Ms. Wilson is also the Director of Human Resources in Daedalus where she is responsible for personnel matter and the creation of the organization that is envisioned to grow in response to the growth of the company.

                  Ms.  Wilson  holds  a  BA  in  Communications   from  American
         University, Washington, DC.



                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


         The following table sets forth certain information regarding beneficial ownership of Daedalus' common stock as of November 30, 2004.

                                     Common
Name and Address                     Shares Owned               Percentage
of Beneficial Owner                  Beneficially Owned

Edward A. McCulloch                  13,000,000                 65
7514 Ridgecrest Drive
Alexandria, Virginia  22308

                            DESCRIPTION OF SECURITIES


Common Stock

         Daedalus has 100,000,000 shares of authorized common stock at $0.001 par value per share. As of November 30, 2004, there were approximately 20,000,000 shares of common stock issued and outstanding. Upon completion of the registration statement, approximately 23,000,000 shares of common stock will be issued and outstanding. Daedalus does not intend to distribute dividends to its common stockholders in the foreseeable future. Each outstanding share of common stock is entitled to cast one vote on all matters submitted to a vote of stockholders.

Preferred Stock

         Daedalus has 10,000,000 shares of authorized preferred stock at $1.00 par value per share, with 4,400,000 shares issued and outstanding, as Series A, B, C, and D preferred stock. The remaining 6,600,000 shares of authorized stock is issuable in one or more series, and shall have the rights, preferences, and other features to be determined by Daedalus' board of directors.

     Designated, Issued and Outstanding:

         o Series A preferred stock has 1,000,000 shares designated, issued and outstanding, with liquidation preference of $1.00 per share. Series A is equal to Series B preferred stock, and senior to all other series of preferred stock of Daedalus. Each share of Series A stock may, at the option of the holder, be converted into one share of common stock of Daedalus at any time within twenty years. This preferred stock is entitled to cast 50 votes, in common, with the votes to which holders of Daedalus common stock are entitled to cast, one vote per share, on all matters submitted for action by the stockholders, as stated in the Certificate of Incorporation of Daedalus or applicable provisions of the General Corporation Law of Virginia. The holders have no redemption rights and the preferred stock has no dividend rights. Provided funds are legally available, all shares of Series A preferred stock outstanding on the twentieth anniversary of the effective date of this registration statement may be called by Daedalus at a price of $1.00 per share.

         o Series B preferred stock has 1,400,000 shares designated, issued and outstanding, with liquidation preference of $1.00 per share. Series B is equal to Series A preferred stock, and senior to all other series of preferred stock of Daedalus. Series B preferred stock does not hold voting rights and has no dividend rights. Subject to Daedalus' effective public registration, the shares of Series B preferred stock may, at the option of the holder, be converted into one and one-half shares of common stock, on or before December 31, 2005.

         o Series C preferred stock has 1,000,000 shares designated, issued and outstanding, with liquidation preference of $1.00 per share. Series C is subordinate to Series A and Series B, and senior to all other series of preferred stock of Daedalus. Series C does not hold voting rights and has no dividend rights. Subject to Daedalus' satisfying the conditions pertaining to its Pre-Tax Earnings and quantity limitations, the shares of Series C preferred stock may, at the option of the holder, be converted into shares of common stock of Daedalus at $1.00 per share, upon reaching the following earning plateaus, on or before December 31, 2006:

                  -        Upon record of $2,500,000  pre-tax earnings,  333,333
                           Series  C  shares  can  be  converted   into  499,999
                           Daedalus common shares.

                  - Upon record of an additional $2,500,000 in pre-tax earnings (a total of $5,000,000 pre-tax earnings), an additional 333,333 Series C shares can be converted into 833,333 Daedalus common shares.

                  - Upon the record of an additional $2,500,000 (a total of $7,500,000 pre-tax earnings), an additional 333,334 Series C shares can be converted into 1,666,669 Daedalus common shares.

         o Series D preferred stock has 1,000,000 shares authorized and designated, 333,200 shares of which are issued and outstanding, with liquidation preference of $3.00 per share. Series D is subordinate to Series A preferred stock, shall rank pari passu with Series B and C preferred stock, and is senior to all other series of Daedalus' preferred stock. Each share of Series D preferred stock may convert at any time into shares of Daedalus common stock at a conversion price of $1.50 per share of common stock. Upon notification of effectiveness of the public registration by the SEC, each outstanding share of Series D preferred stock will automatically convert into common stock at the conversion price. Series D preferred stock does not hold voting rights and has no dividend rights.

Share Purchased Warrants

         We have not issued and do not have outstanding warrants to purchase shares of Daedalus' common stock.

Options

         We have not issued and do not have outstanding options to purchase shares of Daedalus' common stock.

Convertible Securities

         We have not issued and do not have outstanding securities that are convertible into shares of Daedalus' common stock, other than those previously described, or any rights that are convertible or exchangeable into shares of our common stock.

                      INTEREST OF NAMED EXPERTS AND COUNSEL


         There are no experts or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon legal matters in connection with the registration or offering of the common stock, was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.


               DISCLOSURE OF COMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


         Our certificate of incorporation and by-laws provide that we shall indemnify all of our directors and officers to the fullest extent permitted by Virginia law. Under such provisions, the director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Daedalus.

         We have been advised that the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


                       ORGANIZATION WITHIN LAST FIVE YEARS


         Daedalus was incorporated on September 23, 2003 under the laws of the Commonwealth of Virginia. The activities and financial condition of the company, from inception through the effective date of this offering, are discussed in this prospectus.

                        DESCRIPTION OF DAEDALUS' BUSINESS


Business Development

         Daedalus   was   established   to  focus  upon  the   development   and
implementation of the National 922 system. Creation of the information processing backbone for National 922 enabled the development of other system adaptations, namely STAR 922, 922-4-FLU, and ElderCare. Daedalus created partnerships with industry leaders and academia to ensure medical and scientific accuracy for the systems and to ensure capability and continuity of operations within the National 922 structure.

         On November 9, 2004, Daedalus resolved to change its name from Daedalus Medical Systems, Inc. to Daedalus Health Information Systems, Inc. to more accurately reflect the scope of Daedalus' interest in the development and implementation of health information systems.

         Formation. Daedalus was incorporated in the Commonwealth of Virginia on September 10, 2003 as a C corporation.

         Litigation. Daedalus is not currently a party to any claim or legal action.

Business of Issuer

         Background. Managing national public health--particularly in times of crisis--requires, among other things, situational awareness regarding matters affecting the national health. In the absence of that awareness, decision-makers at all levels are vulnerable to inappropriate response and inefficient allocation of resources, when optimization of our public and private medical resources is an absolute priority. Situational awareness of the national health profile can influence national security, civil preparedness, disaster response, and daily healthcare. That awareness can also have a positive and confidence-building influence upon those without health insurance and those in rural areas for whom timely commitment to health matters is a priority.

         Similarly, the challenge in civil preparedness and crisis response is convincing the public to respond according to plan in a variety of situations, particularly while facing the uncertain specter of bioterrorism (anthrax-smallpox-plague), epidemics, such as SARS, a severe national outbreak of influenza, or the spectre of pandemic avian flu. Public confidence is viewed as the basis for that response. Creating and maintaining public confidence in the ability of governmental officials to make informed responses to incidents impacting the national health profile is a difficult challenge in the face of real or perceived threats, which is compounded by concerns over escalating medical costs and medical insurance, and insufficient hospital surge capacity.

         Daedalus' approach to the challenge of managing public health under the conditions noted is to create systems that will prove useful in conserving public and private health resources in a period involving rapidly escalating medical costs, inadequate national medical coverage for a large number of people, and the threat posed by acts of terrorism and the specter of highly-infectious diseases.

         Principal Projects. Daedalus developed National 922, which was designed to operate as a continuously-available, telephone-based national health reporting, assessment, and advisory system to accomplish two primary objectives: provide service to the individual caller and to provide situational awareness to health practitioners, first responders, public health officials, and decision-makers at all levels of government.

         The National 922 system will determine--through a process termed electronic triage--if an individual caller should be seen by a medical professional and, if so, when and where. That determination can be accomplished from the individual's home, office, or other location. Individual benefits of 922 include not standing in long lines at a medical facility or, in some cases, not visiting one at all.

         A regional demonstration of the National 922 system is being proposed to the federal government, particularly to the Departments of Homeland Security and Health and Human Services, and the Centers for Disease Control and Prevention. Satisfaction of the demonstration project objectives will prove the efficacy of the system and the potential national impact of the system, and will support national implementation under conditions of reduced risk and cost. Costs involved in the regional demonstration are approximately $6.25 million.

         Daedalus has advanced the development of National 922 and promotion of its potential contribution to civil preparedness, disaster response, and daily healthcare. Daedalus has assembled a strong of project partners and technology providers--including the Department of Emergency Medicine at the University of North Carolina at Chapel Hill, Sybase, Inc., and Marconi, Inc.--and has made every effort to ensure that 922 is complementary to existing and emerging systems through a standards-based, open architecture.

                  System and Process Description. The National 922 telephone-based system will be computer aided and paralleled on the internet. The system will collect information from callers on an anonymous basis, omitting caller-ID features and any other identifiers from the collection and processing system. The information will be collected automatically, using an interactive voice recognition system and keypad features, by means of physician-led and science-based surveys termed electronic triage. Users may also choose to review, change, or submit information at the National 922 website.

                  The National 922 system is applicable to non-emergency situations for individuals, involving both routine and non-routine matters, and will extend through national health emergencies, including possible attacks of bioterrorism. Individuals experiencing personal health emergencies--particularly those requiring an ambulance--should call 9-1-1 as National 922 is not intended as a replacement for the 9-1-1 emergency system.

                  The first segment of information collection will consist of anonymous, personal data dimensions, such as age, gender, health, medication, etc. The second segment will focus upon incident reporting and symptom collection. Information regarding the caller's symptoms will be collected and will include screening for psychosomatic indicators. The combined data from both segments will form the individual health profile.

                  Each caller will receive a personal health advisory that will be based upon the information provided during electronic triage. Each caller will receive a reference number also. That reference number will always apply to the individual health profile created during the interview session and should be used for subsequent visits to National
         922. The use of the same reference number will not be mandatory, but will provide greater value to the individual as it will contain historical data that may be of relevance to successive calls.

                  Included in electronic triage will be procedures to permit heuristic determination of possible medical conditions--based upon experience--much the same as medical professionals would use to reach tentative conclusions without repeating every question with each individual caller.

                  Individual health profiles created during calls to National 922 will be aggregated into local, county, state, regional, and national profiles. That statistical information--not containing personal health information--will be disseminated through hierarchical distribution, in accordance with government guidance. Those profiles will provide the basis for informed response to issues of importance to respective community health profiles by all levels of government leadership.

                  Markets. The National 922 system is intended for operations as a public-sector program to provide situational awareness to health practitioners, first responders, public health officials, and decision-makers at all levels of government and health advisories and direction to individual callers. Some adaptations of the 922 information collection, processing, and dissemination system will have applicability to private-sector markets.

                  National 922 Adaptations. Several projects that utilize the health information backbone of National 922 have been developed with the primary goal of implementing the system on local, county, state, and regional bases. These developments all depend directly upon the 922 system and, while they may seem somewhat diverse in nature, they all are utilizing portions of the same system architecture.

                           Star 922. The STAR 922 system is based upon  National
                  922 and is directed toward creating the ability to implement the National 922 system on a local, county, or statewide basis. Processing of telephone calls by the STAR 922 system will be performed on a centralized basis with a local ability to modify certain aspects of the process. Local calls will be routed to the local exchange carrier's switching network for 10-digit translation and forwarded to an 800 platform for completion, thus providing a toll-free approach for the caller.

                                    Markets.  The STAR 922  system  is  directed
                           toward creating the ability to implement the National 922 system on a local, county, or statewide basis.

                                    Daedalus   has   prepared  a  proposal   for
                           Virginia's Office of the Governor for Commonwealth Preparedness for the statewide implementation of STAR 922 that will be presented in mid-December. The proposal involves implementation cost of $1,875,000 and a minimum monthly service charge for record creation/maintenance to be performed by Daedalus. Included in the proposal is a cost recovery method that would result in the ability for the State to recoup its implementation cost within approximately two years and create additional revenue as a form of royalty for the State's initiative and foresight. Daedalus is willing and prepared to commence work on any or all of the tasks involved in the proposal based upon commitment of the State's funding authority and guarantee to obtain complete task funding by the end of the delivery period.

                                    The    foregoing    proposal   will   permit
                           implementation of the STAR 922 system as a service that will be operational in June 2005. Daedalus will generate revenue by implementing minimum monthly service charges for record creation/maintenance of the system.

                           922-4-FLU.  The  922-4-FLU  system is an  abbreviated
                  version of National 922 that will provide a timely and accurate portrait of the national health profile--currently proposed on a state-by-state basis--with a specific focus upon influenza. The system was designed in response to two factors: the issuance of the Pandemic Flu Preparedness and Response Plan by the US Department of Health and Human Services, and the shortage of flu vaccine in the United States. Among other things, implementation of the 922-4-FLU system would contribute toward restoration of public confidence in government-managed health issues.

                           922-4-FLU is an automated, telephone-based system (an
                  800-based service) that will assess individual flu symptoms and make recommendations to callers, and can serve as a source of advice and reassurance to the increased number of people that are likely to fall ill to flu. Early use of 922-4-FLU upon first indication of flu-like symptoms will permit early treatment. It will advise the appropriate action for those who have had flu-like symptoms for longer than 48 hours and should reduce the number of people who would normally use emergency facilities as a source of evaluation or information. The system should prove invaluable also to rural residents for whom early stage commitment is important since medical assistance may involve lengthy travel.

                                    Markets.  The  922-4-FLU  system is directed
                           toward creating a portion of the national health profile that is focused upon influenza, which can be implemented at the federal or state level. Daedalus has initiatives at both levels through the Centers for Disease Control and Prevention and with the chief medical officers and state epidemiologists, respectively.

                                    Daedalus recently submitted proposals to all
                           50 States. The proposal included implementation of the system in each State within 60 days with only a contractual commitment to use the service. There are no implementation costs involved for the states; only a minimum charge for the first six months of service with the remaining six months charged on a usage basis. Although, at the time of this submission, the flu season is well underway, five States--Vermont, North Carolina, Delaware, Alabama, and Texas--have indicated very strong interest in subscribing to the system. Recent pronouncements by the Secretary of Health and Human Services have increased awareness and sparked a new round of planning and preparedness for potential pandemic flu outbreaks. While significant revenues may not be generated from this activity during this flu season, recognizing that the winter season has commenced and current fiscal year funds have been allocated to other projects, most states indicated an interest in evaluating 922-4-Flu for implementation in 2005.

                           ElderCare.  Daedalus designed the ElderCare system to
                  operate upon the information backbone of the National 922 system. Eldercare is a telephone-based system for providing limited care to a portion of our senior population who are able to live alone--or in semi-private settings--in which they can care for themselves, but require reminders or someone to check on them periodically.

                           ElderCare was developed in response to three factors:
                  a requirement by a growing sector of our senior community; the enormous--and in some cases prohibitive--cost of in-home companion care; and, the cost of institutionalization for seniors. ElderCare was, thus, designed as a national, telephone-based system capable of providing active and passive response to the requirement of our seniors.

                           The  ElderCare  system  is based  upon the  real-life
                  requirement to provide a safety net to that sector of our seniors who prefer to live alone, require minimal supervision or assistance with the requirements of daily living, but are in need of a system that will support their independent lifestyle.

                           Most  important in the  development  of ElderCare was
                  its pricing schedule--$24.99 to $34.99 per month--that would permit participation by Seniors without the need to agonize over affordability.

                                    Markets.    Several    references    support
                           ElderCare's relevance to people aged 50+. The unique feature of ElderCare is that it provides an alternative manner of bridging conventional ways of caring for our seniors. The specific relevance of the ElderCare program is the recognition given to the 50 million family caregivers across the country, who form an invisible healthcare workforce and literally underpin the nation's healthcare system. Those caregivers are among the potential beneficiaries of the ElderCare system.

                                    As  a  manner  of  vetting   the   ElderCare
                           concept, Daedalus submitted a proposal to the New Product Development Team at AARP who evaluated the project and responded positively regarding the benefits that members would receive through ElderCare, noting that--from their perspective--the project is suited as part of a health-related program, which AARP currently does not conduct.

                                    Daedalus will introduce the ElderCare system
                           in the very near future and will work to identify strategic partners to implement and market the project in a leveraged manner directly to seniors and to their support networks.

         Marketing and Distribution Methods of the Projects. Although to date Daedalus has not successfully obtained a contract to implement the National 922 system or its adaptations, Daedalus has developed strong developmental partnerships to carry 922 through to operation; have kept 922 in the forefront; and, examines every opportunity to profitably implement the system.

         Daedalus has briefed the National 922 system and its adaptations to a wide variety of public officials, from those involved in county health to the Centers for Disease Control and Prevention, the Environmental Protection Agency, the Departments of Health and Human Services, Homeland Security, the Homeland

Security and Domestic Policy Councils at the White House--all in search of discretionary funding for implementation of a pilot project to demonstrate the efficacy of the system. In every case to date, the 922 concept has been met with strong and supportive comments. In addition, Daedalus received a letter of endorsement and strong consideration for implementation and inter-agency cost sharing from the Environmental Protection Agency.

         Daedalus' marketing staff will be expanded and organized to interface with government officials, to service their requirements, and to provide broader exposure to the projects within both the public and private sectors.

         Daedalus has developed marketing materials that describe the 922 project and its adaptations. Daedalus circulates a brief 922 video that was used as part of the McGraw Hill conference on homeland security held in Washington, DC in June 2004. National 922 was used in connection with the portion describing a bioterrorist attack in Pittsburgh as part of a coordinated attack scenario in 2008. The video contains some deviations from the manner that we would have chosen, but it is effective and gets the point across. In addition, Daedalus and one of its technology partners are developing a 922 web portal that will be a source of information for the public and will include a demonstration of the system's capabilities. Once National 922 implemented, the web portal will be expanded to collect and disseminate health information, in parallel with the telephone.

         While Daedalus continues to promote its projects on several fronts, depending upon the ability of funding, we intend to establish a small-scale demonstration of the 922 system that could be accomplished in 2005. That demonstration would permit government officials and health practitioners to experience the benefits that the system offers.

         New Products. Daedalus has developed two, new systems that also utilize the health information backbone of National 922. These developments all depend directly upon the 922 system and, while they may seem somewhat diverse in nature, they all are utilizing portions of the same system architecture.

                  Transtelephonic Information Bus. The new system, referred to as a transtelephonic information bus, will be used for the full duplex receipt and transmission of information to and from remote sensors, to every type of information transmission device, receiver, and transceiver, regardless of the form and format of the information received or the information technology used to generate that information. The information bus will receive, process, convert, and disseminate that remotely-sensed information in all existing manners to all information platforms without the need to change the technology of the sensors or their manners of transmission.

                  In analogous circumstances, remote medical and health sensors monitor physical parameters of humans, under various conditions, in a wide range of physical settings, thereby providing a multiplier effect for medical personnel who do not have to be in physical proximity to every individual in order to know the condition of importance. These sensors exist in critical care situations, hospitals and other medical facilities and permit individuals to be removed from critical or costly hospital settings to be monitored in their homes.

                  911(N). The new system, 911(N), relates to the operational design and process for a notification system of the 911 emergency system. The system specifically addresses the requirement for automatically notifying individuals, groups of individuals, or organizations that a 911 emergency system call has originated from a given number. Unlike systems designed to provide the location of the calling telephone, this system is designed to inform designated others--who might not otherwise know of the existence of an emergency of any type--that an emergency call has been originated from a number of interest.

                  The system, aided by a software and/or hardware, will detect the origin of a 911 call and will simultaneously, immediately, and automatically signal a receptor that will send alertments to a pre-selected, partial or comprehensive list of information addressees. Those alertments will be directed to fixed and mobile phones, PDA's, the internet, pagers, and all other manner of receiving devices.

                  As envisioned, there will be absolutely no interference with, or impact upon, the 911 call being made. Rather, the system will detect the initiation of the 911 call--in the same manner that through parallel means telephone billing is collected without impact upon calls placed--and will trigger the alertment process.

         Competitive Business Conditions. Daedalus has not encountered a competitive product or system that offers the same features and benefits as National 922 and its adaptations. Various computer-based, national health reporting systems exist. The data produced by them has been delayed by days because it is derived from various health facilities, doctor's offices, emergency rooms, clinics, and other medical facilities--all locations that individuals are not likely to visit at the onset of symptoms--except in the most severe cases. Those systems are principally computer based and do not provide the same degree of timeliness as National 922

         The 922 system will complement many computer-based, health and syndromic surveillance systems currently in operation, and those under long-range development by the US government, thus enhancing their effectiveness and contributing to enhanced health awareness.

                  Methods  of  Competition.   Daedalus'   competitive  approach,
         principally that of the National 922 system, is based upon five principal considerations:

                  o Creates real-time situational awareness. No system exists today other that National 922 that provides timely and accurate situational awareness through the utilization of individuals as the source of information and the basis for informed response.
                  o Creates and maintains public confidence. One of the objectives of Daedalus' projects is to create and maintain public confidence in automated health systems and to provide the ability to our government officials to make informed responses to incidents impacting the national health profile. National 922 would provide timely and accurate guidance during situations involving possible national health emergencies by providing individual guidance on routine health matters.
                  o Conserves and optimizes public and private health resources. The 922 system will prove useful in conserving public and private health resources in a period involving rapidly escalating medical costs, inadequate national medical coverage for a large number of people, and the threats posed by terrorism and the specter of highly-infectious diseases.
                  o Major infrastructure is in place. National 922 is telephone-based and will be paralleled by the internet--two major infrastructures involved in the implementation of National 922 that are in place. Nearly everyone owns a telephone, knows how to use a telephone, and knows how to interact with automated systems, either by touch-tone or voice.
                  o        Complements  existing and emerging reporting systems.
                           Design of the National 922 system ensures that the system complements existing and emerging reporting systems.

         Supporting Documents and Agreements.

                           Patents.  A patent  application  has been  filed  for
                  National 922 on 27 May 2004 under the US Patent Application No. 60/473,345 entitled SYSTEM FOR GATHERING, PROCESSING, AND DISSEMINATING HEALTH-RELATED INFORMATION.

                           A provisional  patent  application was submitted on 6
                  November 2004 entitled TRANSTELEPHONIC, WIRELESS, IR, RF, AND WEB-ENABLED SENSOR INFORMATION COLLECTION, PROCESSING, CONVERSION, AND DISSEMINATION BUS.

                           Another  provisional patent application was submitted
                  on 1 December 2004 entitled 911 NOTIFICATION SYSTEM - 911(N), A SYSTEM TO SEND ALERTMENTS REGARDING THE USE OF THE 911 EMERGENCY SYSTEM.

                           Trademarks. National 922 is a registered trademark of
                  Daedalus. In addition, a trademark application for Electronic Triage and ElderCare have been submitted pending approval.

         Need for Governmental Approvals of Principal Products. Daedalus has expended considerable effort to ensure that the design of the National 922 system is complementary to all existing and emerging government health information systems and will operate on a standards-based open architecture.

         National 922 system is compliant with the requirements of the National Electronic Disease Surveillance System (NEDSS) and the Public Health Information Network, which are initiatives under CDC that promote the use of data and information system standards to advance the development of efficient, integrated, and interoperable surveillance systems at federal, state, and local levels. The 922 system would eventually evolve to support the National Health Information Infrastructure architecture, which will be developed under HHS.

         Estimate on Research and Development Costs. Approximately one-third of the level-of-effort expenses incurred by Daedalus are attributable to research and development.

         Costs and Effects of Compliance with Environmental Laws (Federal, State, and Local). Daedalus does not currently anticipate any adverse effect on its operations, financial condition, or competitive position as a result of its efforts to comply with environmental requirements.

         Number of total employees and number of full time employees. As of the date of this prospectus, Daedalus employs five people, working full-time, in its Alexandria office. No employee is represented by a labor union or trade council. Daedalus considers its employee relations to be very good.

         Reports to Security Holders. Daedalus Health Information Systems, Inc. filed with the Securities and Exchange Commission a registration statement on Form SB-2 to register shares of Daedalus common stock for initial public offering.

         The registration statement and the exhibits and schedules may be inspected and copied (at prescribed rates) at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference rooms in other locations. Also, you can review this information at the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web site (HTTP://WWW.SEC.GOV).

         This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Daedalus will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) by contacting Daedalus at 8305 Richmond Highway, Alexandria, VA 22309-2348, Attention: Edward A. McCulloch, telephone: 703 360-5700.

         Daedalus has not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


Plan of Operation

         The following discussion contains Daedalus' plan of operation for the next twelve months. Accordingly, it contains forward-looking information that reflects Daedalus' plans, estimates, and beliefs. Actual results may differ. Potential investors should read the following discussion in conjunction with Daedalus' financial statements including the related notes, which appear elsewhere in this prospectus.

         During the next twelve months, Daedalus intends to make progress toward accomplishing several objectives within the following projects:

         National 922. Daedalus has received strong endorsement and support from various government institutions regarding the National 922 system. We anticipate obtaining a contract for implementation of some portion of the 922 system for use in government operations within the next twelve months ranging between $1.5 million and $6.25 million. The estimated time required for implementation of part or all of the system under those contracts is approximately six months.

         Successful demonstration of the entire National 922 system in a pilot project would permit rapid implementation of the system on a national basis. Daedalus anticipates a mere capacity expansion of the system architecture implemented during the demonstration to advance to national implementation. Daedalus will derive revenue by providing record creation/maintenance for the utilization of the 922 service. Daedalus will not be involved in the management and utilization of the telephone service.

         Daedalus intends to increase its full-time staff to meet the requirements of the overall activities and, specifically, to meet the needs for increased marketing of its projects. As currently envisioned, we will form a marketing team that would involve five full-time employees, preferably with strong IT backgrounds, and have had significant experience in working with government contracting requirements. Increases in staffing may lag positive cash flow, requiring additional capital.

         In order to meet the objectives outlined above, Daedalus will have to raise additional capital, either equity or debt, to meet a combination of increased level-of-effort expenditures to support marketing and sales activities.

         Cash requirements and additional funds. Since Daedalus' incorporation on September 10, 2003, the company has funded its operations through direct cash advances from our organizers and a few individual investors. We expect to continue to fund Daedalus' operations from organizer advances until we are able to profitably implement our projects. These organizers do not anticipate repayment to those advances until Daedalus is profitable. Accordingly, our organizers are bearing the risk of loss to their principal if Daedalus is not able to raise sufficient funds to accomplish its objectives.

         Daedalus is presently considering all available options to generate adequate cash to meet its operating requirements. Under the current conditions, Daedalus will require approximately $50,000 per month over the next twelve months, without an increase in the current staffing, to meet its level-of-effort expenditures. In order to achieve plans of increasing staff and to fully support marketing and sales efforts, Daedalus will require approximately $85,000 to $125,000 per month.

         The following initiatives, which are in various stages of planning and implementation, are being undertaken by Daedalus to ensure that sufficient capital is raised in the near term to support the company's projects and operations.

         o ElderCare. Daedalus has commenced the promotion of the ElderCare system by conducting focus group sessions to obtain potential members or subscribers to the system. We have obtained potential members with the goal of achieving approximately 1,000 potential members through January 31, 2005. If potential members select to subscribe annually, then each subscription would generate approximately $419.40 per year. If Daedalus obtains 1,000 potential members, we would have approximately $420,000 in ElderCare subscription commitment. We strongly believe that we would be able to leverage those commitments to obtain funding that would permit implementation of the system in spring 2005. If Daedalus is not able to obtain funding through this initiative, the implementation of ElderCare may be delayed. However, Daedalus will find other means to keep ElderCare in the forefront and will examine every opportunity to profitably implement the system.

         o Private Placement Memorandum. Daedalus is circulating a private placement memorandum offering convertible preferred stock at $3.00 per share to raise $1 million under Regulation D 504. Those funds would provide level-of-effort funding to maintain marketing momentum and sustain operations throughout the registration process. However, there can be no assurance that Daedalus will be successful in the private placement offering. If adequate funds are not raised, Daedalus' ability to expand its operations, take advantage of unanticipated opportunities, or develop or enhance products, could be significantly limited.

         o Pharmaceutical Company Participation. Daedalus is attempting to identify a strategic equity partner from the pharmaceutical company in the private-sector development of the market for National 922 in exchange for 25 percent of common equity ownership. Daedalus envisions that there will only be one representative from the pharmaceutical industry within the equity team. Investment from early-stage investors will be positively leveraged by the participation of the pharmaceutical partner.
                           Daedalus' belief is that the combined  pharmaceutical
                  and healthcare industries will benefit from National 922 and the data that will comprise the national health profile and recognizes that firms directly involved in that area are better prepared to address the potential that lies within the various sectors of the healthcare industry. The national health profile will permit pharmaceutical companies to engage in targeted marketing based upon current empirical data. That data will provide the bases for validation of predictive models and will support projections for business planning activities.


                             DESCRIPTION OF PROPERTY


         Daedalus does not own any real property. Daedalus leases an office space with Mount Vernon Plaza I, LLC, consisting of approximately 3,300 square feet, located at 8305 Richmond Highway, Alexandria, Virginia.

         The annual lease is $59,400.00 that includes all utilities. The lease agreement was renewed in October 2004 for one year.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                             Executive Compensation


         Directors of the corporation are not compensated unless they otherwise perform duties for the corporation, such as those of the officers.

         Daedalus does not have any formal employment agreements with its executives and does not intend to have any. The following table of compensation has been agreed to by the officers and is expected to commence as soon as the company is in a position to pay that compensation. For the interim, the officers will accrue salaries according to the table of Executive Compensation that follows. Upon appropriate funding, payment of salaries will commence and the amounts accrued, if any, will be paid over time so as not to interfere with the proper operation of the company.

                           Summary Compensation Table
--------------------------------------------------------------------------------
                               Annual Compensation        Long Term Compensation
--------------------------------------------------------------------------------
--------------------------- ------ --------- ------- -------------- ------------
           (a)                (b)     (c)      (d)        (f)                (g)
--------------------------- ------ --------- ------- -------------- ------------
         Name and            Year   Salary    Bonus    Restricted    Securities
    Principal Position                ($)      ($)    Stock Awards   Underlying
                                                          ($)        Options/SAR
                                                                         (#)
--------------------------- ------ --------- ------- -------------- ------------
   Edward A. McCulloch       2005   120,000     0          0              0
      President and
 Chief Executive Officer,
--------------------------- ------ --------- ------- -------------- ------------
      Patricia Nayar         2005   100,000     0          0              0
Senior Vice President and
        Controller
--------------------------- ------ --------- ------- -------------- ------------
      Roscoe Swann           2005    75,000      0          0             0
     Vice President
 - Business Development
--------------------------- ------ --------- ------- -------------- ------------
      Marilyn Wilson         2005    75,000      0          0             0
Vice President - Marketing
--------------------------- ------ --------- ------- -------------- ------------
All officers and directors   2005   370,000     0          0              0
 as a group (4 officers)
--------------------------- ------ --------- ------- -------------- ------------

         The informal employment agreements are straightforward: the company is committed to provide compensation, without complicated bonuses or stock options, for the founder of the company, and Daedalus' senior decision-makers. Under the agreement, the employee will be provided the same level of health insurance as all other employees and the opportunity to participate in any program of higher education at the expense of the company so long as that education relates to the business of Daedalus and to the functions for which they are employed. To date, no educational expense has been incurred on the part of any employee.

         Daedalus has not created, and does not intend to create, beneficial severance packages for its executives. The executives have agreed to serve at the pleasure of the Board of Directors and to earn or accrue salaries at the level stipulated in the above table.

                         SHARES ELIGIBLE FOR FUTURE SALE


         The market price of the common stock may be adversely affected by the sale, or availability for sale, of substantial amounts of Daedalus' common stock in the public market following the distribution. The 3,000,000 shares included in the distribution will be freely tradable.

         All of Daedalus' outstanding shares of common stock may be sold in the public market only if registered or pursuant to Rule 144 of the Securities Act. The provisions of Rule 144 provide that these securities will be available for sale in the public market one year from the date they were issued, subject to the volume limitations and other conditions of Rule 144.

         Rule 144. In general, under Rule 144, a person who has owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: one percent of the number of shares common stock then outstanding, which will equal approximately 230,000 shares immediately after the distribution; or the average weekly trading volume of the common stock on the National Association of Securities Dealers Over-the-Counter Electronic Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

         Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Daedalus.


                                  LEGAL MATTERS


         The validity of the common stock covered by this prospectus will be passed upon for Daedalus by our counsel, Herbert S. Rosenblum, Esq., Alexandria, Virginia.


                                     EXPERTS


                              FINANCIAL STATEMENTS


         Financial statements will be prepared upon completion of the audit of the company, which will be performed during the period of review of the registration statement and submitted with the next or subsequent revisions.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") relates to Daedalus Systems, Inc. (referred to herein as the "Company") which provides in applicable part as follows:

         145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had any reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner, which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made by the following:

                  o by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding,
                  o if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion,
                  o by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         The Company's Certificate of Incorporation limits the liability of directors (in their capacity as directors, but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the DGCL, as amended. Specifically, no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except as provided in
Section 102 of the DGCL for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith and which involve intentional misconduct or knowing violation of law;
(iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such action, if successful, might otherwise have benefited the Company and its stockholders.

         Under the Company's Certificate of Incorporation and in accordance with
Section 145 of the DGCL, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person was or is a director or officer of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such acts were unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought, determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper. The Company will indemnify, pursuant to the standard set forth in Section 145 of the DGCL, any past or present officer or director who was or is a party, or is threatened o be made a party, to any threatened, pending or completed derivative action by or in the right of the Company.

         The Company's Certificate of Incorporation also provides that the Company may pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above in advance of their final disposition, provided that, if the DGCL so requires, such indemnified person agrees to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. The Company's Certificate of Incorporation also allows the Company, in its sole discretion, to indemnify any person who is or was one of its employees and agents to the same degree as the foregoing indemnification of directors and officers. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In addition, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or indemnify such person against such liability under the provisions of the DGCL.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Estimated expenses payable by Daedalus in connection with the issuance and distribution of the securities being registered, are as follows:

         SEC Registration and Filing  Fee                             $   353.10
         Legal Fees and Expenses*                                     $60,000.00
         Accounting Fees and Expenses *                               $35,000.00
         Financial Printing *                                         $ 1,000.00
         Transfer Agent Fees *                                        $     0.00
         Miscellaneous *                                              $ 1,000.00
                                                                      ----------

         TOTAL                                                        $97,170.45
                                                                      ==========



*  Estimated

                                    EXHIBITS


         The  following   exhibits  are  filed  as  part  of  this  registration
statement:

Exhibit           Description of Document
Number

                                  UNDERTAKINGS


         To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Daedalus pursuant to the provision described in Item 24, or otherwise, Daedalus has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         In the event a claim for indemnification against such liabilities, other than the payment by Daedalus of expenses incurred or paid by a director, officer of controlling person of Daedalus in the successful defense of any action, suit of proceeding, is asserted by such director, officer or controlling person in connection with the shares being registered hereby, Daedalus will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by Daedalus is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Fairfax County, Commonwealth of Virginia, on December 28, 2004.

DAEDALUS HEALTH INFORMATION SYSTEMS, INC.

Date:    December 28, 2004
By: /s/ Edward A. McCulloch
   ---------------------------------------------
Edward A. McCulloch
President, Chief Executive Officer and Director

         In accordance with the requirements of the Securities Act of 1933, this registration was signed by the following persons in the capacities and on the dates stated.


Date:    December 28, 2004
By: /s/ Edward A. McCulloch
   ---------------------------------------------
Edward A. McCulloch
Chairman, President, and Chief Executive Officer


Date:    December 28, 2004
By: /s/  Patricia E. Nayar
   ---------------------------------------------
Patricia E. Nayar
Controller